Exhibit 10.1

SEPARATION AGREEMENT
AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made as of September 30, 2021 by and between Michael J. Brown (“you”), and First Horizon Corporation and its subsidiary First Horizon Bank (collectively, the “Company,” “us,” or “we”).

The Company and you agree as follows:

1.	Agreement; Evaluation

You and the Company hereby agree to the terms, conditions, and covenants set forth herein.

You acknowledge that this document represents your knowing and voluntary acceptance of this Agreement. You further acknowledge that you will have had up to 21 days to evaluate this Agreement. The evaluation period will end on the earlier of the date you sign this agreement or on October 20, 2021. After signing this Agreement, as provided in Section 7 below, you have seven (7) days during which you may revoke your decision.

2.	Consideration Provided by the Company

In consideration of your executing and not revoking or violating this Agreement and for your compliance with its terms and your fulfillment of each of your agreements as set forth in Section 4 and elsewhere herein, the Company will provide the following to you. The Company represents to you, and you acknowledge, that you are not otherwise entitled to the payments, awards, and other benefits described in this Section 2. All benefits described in this Section will be subject to federal and (if applicable) state and local income, social security, and other tax withholding deductions as required by law, implemented in accordance with the Company’s customary withholding practices.

A.	Employment Status and Separation

You and the Company acknowledge that your status as an officer and executive of the Company and its subsidiaries will end effective on Sunday October 31, 2021. Your status as an employee of the Company and its subsidiaries will end effective at the close of business on Friday December 31, 2021 (your “End Date”). The Company will continue your status as an employee, including the provision to you of your current base salary, health & welfare benefits, and deferred compensation and/or savings plan participation, through your separation on your End Date.

You and the Company agree that:

(i)	your separation will be treated as a voluntary early retirement by you at your current actual age and with your current actual period of service;

(ii)	your separation is not related to any disability, you have not asserted or claimed any disability, and you hereby waive any right to assert or claim disability other than a right which may not lawfully be waived under applicable law;

(iii)	and, your personnel file maintained by the Company will reflect voluntary early retirement as the reason for your separation.

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The Company represents to you, and you acknowledge, that this Agreement does not alter the manner in which your age or period of service is otherwise calculated for purposes of determining your benefits under any plans or agreements of continuing effect, and that this Agreement will neither enhance nor diminish any such benefits bestowed by any Company plan or program in which you participate which depend upon your age or period of service.

B.	Stock Awards

Schedule 2B to this Agreement lists the outstanding (unvested) stock-based awards previously granted to you by the Company or by IBERIABANK Corporation as to which forfeiture, in whole or part, is waived under this Agreement or as to which the original terms of the award are modified or waived in some other respect. Specifically, the Schedule 2B awards are changed by this Agreement as follows:

Award Type	Agreed Outcomes
Performance Stock Units (PSUs)

No forfeiture due to departure; waiver of any expired grant acceptance deadline*; full waiver of continued service requirement effective on your End Date.

Key unchanged provisions include: no waiver or modification of performance requirements; no change in vesting or payment dates; no waiver or modification of pre-vesting forfeiture provisions other than for continued service; no waiver or modification of clawback or other recovery provisions.

Restricted Stock Award (RSA) (granted by IBERIA- BANK Corp. 2020)

No forfeiture due to departure; waiver of any expired grant acceptance deadline*; full waiver of continued service requirement effective on your End Date.

Key unchanged provisions include: no change in vesting or payment dates; no waiver or modification of pre-vesting forfeiture provisions other than for continued service; no waiver or modification of clawback or other recovery provisions.

Restricted Stock Units (RSUs)

No forfeiture due to departure; waiver of any expired grant acceptance deadline*; full waiver of continued service requirement effective on your End Date.

Key unchanged provisions include: no change in vesting or payment dates; no waiver or modification of pre-vesting forfeiture provisions other than for continued service; no waiver or modification of clawback or other recovery provisions.

*	Acceptance continues to be required to receive payment at or after vesting, but acceptance is not a condition to vesting, and no acceptance delay or deficiency will cause a forfeiture of any award.

All original terms of the Schedule 2B awards remain unchanged except as expressly changed above. For the avoidance of doubt, as used in this Agreement, the “original terms” of an award include the terms, conditions, and requirements applicable to that award from any source, such as the grant agreement or notice, the plan under which the award was granted, resolutions or actions of the applicable board of directors or committee, and written policies applicable to the award at the time of grant or creation.

C.	Annual Cash Incentive (Bonus)

Schedule 2C to this Agreement lists the annual cash incentive opportunity that was established for you, earlier this year, for the year 2021. Effective on your End Date, the Company waives the requirement that you remain employed by the Company through the payment date of the incentive, and further agrees that your annual incentive will be determined in the same manner, and paid at the

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same time, as other executive officers participating in the 2021 program without prejudice or enhancement to you due to your separation on your End Date. The Company further agrees that your personal plan rating for your 2021 bonus will be fixed at 100%, which means that your bonus will not be adjusted up or down for personal performance considerations. In addition, the Company agrees to pay to you, before December 31, 2021, 75% of the target amount of your 2021 bonus as a non-refundable advance against that bonus. All original terms of the Schedule 2C opportunity remain unchanged except as expressly changed above.

3.	Awards and Benefits Not Affected by this Agreement

Other than as provided expressly in this Agreement, your benefits under all other plans and programs of the Company are and shall remain unaffected by this Agreement. Therefore, your separation on your End Date will have the impact upon those benefits, if any, that is provided by the terms of those plans and programs. Set forth below are summaries of certain of those benefits.

A.	Stock-based Awards (other than as provided in Section 2)

Schedule 3A to this Agreement lists the outstanding stock-based awards previously granted to you by the Company or by IBERIABANK Corporation as to which the original terms are completely unchanged by this Agreement, and as to which the Company makes no waiver of any requirement or condition. Specifically, the outcomes of the Schedule 3A awards are summarized as follows:

Award Type	Outcome (per the original terms of the Award)
Stock Options (granted by IBERIA- BANK Corp. prior to 2021)

VESTED OPTIONS: will forfeit immediately after market close on the 90th day after your End Date. For the avoidance of doubt: the 90th day after your End Date is Thursday March 31st, and that is the last day, before market close at 3:00 pm Central Time, that you may exercise your vested options.

UNVESTED OPTIONS: will forfeit on your End Date.

B.	Change in Control Matters

(i)	IBERIABANK CIC Agreement, Letter Agreement, Etc.

Your rights, benefits, and obligations under your change in control severance agreement with IBERIABANK, as modified by a letter agreement dated November 3, 2019 (your “IB CIC Arrangements”), are not enhanced or diminished by this Agreement. Schedule 3B to this Agreement provides a brief overview of key provisions that remain unfulfilled. Your separation on your End Date will cause certain payments to be triggered or benefits to end or begin; those events are not changed by this Agreement. Statements and provisions in Section 2 above and in the remainder of this Section 3 (dealing with health and welfare benefits, for example) are not intended to, and do not, diminish or otherwise modify benefits or benefit enhancements you are entitled to receive under your IB CIC Arrangements.

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(ii)	Executive CIC Plan

You and the Company agree that, effective on the date of this Agreement, your participation in the Company’s Executive Change in Control Severance Plan (“CIC Plan”) is terminated. Without this agreement, your participation in the CIC Plan would have terminated on your End Date.

(iii)	General CIC Plan

You agree that effective on the date of this Agreement you will not be eligible to receive benefits, and you will not be paid any benefits, under the Company’s Severance Pay Plan or any similar severance plan or program through which the Company or its subsidiaries offer or pay severance benefits to employees in connection with a change in control event. Without this agreement, your eligibility would have been in doubt and, in any event, would have terminated on your End Date.

C.	Pension, Savings, Welfare Benefits

Your pension and pension restoration plan benefits, if you have any under which the Company or a predecessor to the Company is the employer, are not enhanced or diminished by this Agreement. Assuming you have any such benefits: (i) you acknowledge your responsibility to provide to the plan administrators those elections which you desire to make within the time limits provided in those plans; and (ii) the Company agrees to cooperate with you in providing any information reasonably requested by you relative thereto on the same basis as any other former employee similar circumstances regarding age, former salary grade, and years of service. For the avoidance of doubt, the Company is not aware that you participate in any pension or related plan as to which the Company is the employer or for which the Company has become the employer.

Your savings plan and savings restoration plan accounts, if any, are neither enhanced nor diminished by this Agreement.

Your current participation in Company-sponsored cafeteria welfare programs, such as health and dental insurance, will not be modified or terminated by the Company until your End Date. Your post-employment rights, including as provided in your IB CIC Arrangements, to continue in any such programs are not enhanced or diminished by this Agreement.

Other benefits not affected by this Agreement include your life and disability insurance benefits, which will be provided until your End Date, except to the extent provided in your IB CIC Arrangements. You have been or will be offered the same portability options related to those policies (at your expense) that any other similarly situated departing executive would be offered under current program provisions. The Company agrees to hold open your ability to exercise any portability options relating thereto for such time as is customary for similarly situated departing executives.

D.	Nonqualified Deferred Compensation

Your nonqualified deferred compensation accounts, amounts, and benefits, to the extent not expressly dealt with above, are not enhanced or diminished by this Agreement. You acknowledge your responsibility to provide to the plan administrators those elections which you desire and are permitted to make, if any, within the time limits provided in the plans and/or agreements related to those accounts, amounts, or benefits. The Company agrees to cooperate with you in providing any

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information reasonably requested by you relative thereto on the same basis as any other prospective or actual departing employee in similar circumstances.

4.	Consideration Provided by You and Certain Mutual Covenants

In consideration of the items provided by the Company in Section 2 above and elsewhere in this Agreement, you agree to each of the covenants described below.

A.	Continued Employment and Duties; Departure

You agree and acknowledge that your executive status will end as set forth in Section 2.A., and that your status as an employee of the Company and its subsidiaries will continue until the close of business on your End Date.

Until your End Date you agree to render such services, and be responsible for fulfilling such duties, relating to ordinary leadership transition matters as the Company’s CEO assigns to you, and such other services as may be requested and to which you agree. The benefits in Section 2 and elsewhere, and your continued employment according to this Agreement, are consideration for the covenants agreed to in this Section 4.

B.	Confidentiality and Non-Disclosure

In order to protect the legitimate interests of the Company and its subsidiaries, you agree that you will not disclose to others, whether directly or indirectly, any information relating to the Company’s business plans or other confidential business information and/or trade secrets of the Company which you received or to which you were given access during your employment with the Company.

You further agree that you will return to the Company any and all documents belonging to it, as well as any other property which belongs to it, and that no such documents or materials or property will be taken or retained by you after your employment terminates. The term “documents” includes any record on any physical or electronic medium.

This obligation of confidentiality and non-disclosure shall also apply to the content and substance of the Schedules to this Agreement, except that the Schedules may be disclosed to your spouse, any attorney or financial/tax consultant from whom you seek advice. To the extent that you disclose Schedules to your spouse, attorney, or financial/tax consultant, you shall advise said persons of the confidentiality provisions of this Agreement, and any breach of the confidentiality provisions by said persons shall be deemed a breach by you of this Agreement.

You acknowledge and agree that the Company will be required to file, publicly, the text of this Agreement excluding the Schedules, and will be further required to make public disclosures concerning the effects of this Agreement. Such disclosures will include, in some cases, information from the Schedules. Without limiting the Company’s ability to make such required disclosures, they may arise in connection with one or more Current Reports on Form 8-K, Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and/or the 2022 Proxy Statement. Your obligation of confidentiality and non-disclosure concerning the Schedules, if and when the Company makes such disclosures, will no longer apply to any information made public by the Company.

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This Section 4.B. does not apply to any action brought by you to challenge the validity of this Agreement in a legal proceeding under the Older Workers Benefit Protection Act with respect to claims under the Age Discrimination in Employment Act.

C.	Non-Disparagement

The Company (including its subsidiaries) and you jointly and severally agree that: (i) neither will induce, undertake, implement, participate in, assist in, nor encourage any activity or efforts to damage the reputation (business or personal) of the other; and (ii) neither will attempt to adversely affect the other’s relationships with employees, Customers (defined in Section 4.D.), vendors, business partners, or other individuals or entities. In addition, you agree that you will not induce, undertake, implement, participate in, assist in, nor encourage any activity or efforts to damage the reputation (business or personal) of any officer, employee, director, customer, vendor, or business partner of the Company or any subsidiary. However, any non-disparagement obligation of the Company arising hereunder shall apply only to statements by an officer of the Company (or any subsidiary or affiliate thereof), but not otherwise; and, you will not be deemed in violation of your obligations provided for herein by reason of your engaging in any business or investment activity not prohibited by this Agreement (including, without limitation, the prohibitions contained in Section 4.D. below).

If a party hereto (“aggrieved party”) believes that the other party (“defending party”) has violated this Section 4.C., the aggrieved party will provide the defending party with written notice of the aggrieved party’s belief that a violation has occurred and a brief description of the action or event which allegedly occurred in violation of this Section. From the day the notice is sent in accordance with this Agreement, the defending party will have twenty business days to cure the violation to the reasonable satisfaction of the aggrieved party. The parties acknowledge and agree that although some violations cannot reasonably be cured, the parties intend to cooperate with the objective of finding and implementing a satisfactory cure if one exists. Once cured, that violation will be treated as if it had not occurred. As an example, if a violation consisted of a remark which the defending party believed was published wrongly, incorrectly, or out of context, it may be possible, as a cure, for the defending party to publicly repudiate the publication and correct the record using a method designed to achieve the same degree of publicity as the original.

D.	Non-Compete

The parties acknowledge that the Company is engaged in the “Business” of banking and providing financial services. The Business provides the following products and services to consumer and business Customers: lending and providing services related to lending; taking deposits and providing services related to deposit accounts; acting as agent or underwriter in connection with issuances and offerings of securities; brokering securities trading; acting as agent for insurance products; providing insurance management and related services; providing title insurance products and services; providing treasury, cash, and payroll services; providing safe-keeping, custodial, trust, and similar services; and providing financial and wealth management advice and services.

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As used in this Agreement, “Customer” means any person or entity to whom or which the Company provides any product or service in connection with conducting the Company’s Business.

During your employment and for a period of one (1) year following your End Date you will not, in the “Territory” as defined in Schedule 4T hereto, in any manner, directly or indirectly, whether as an employee, consultant, independent contractor, agent, officer, director, owner, partner, consultant, operator, shareholder of 3% or more of voting stock, or in any other capacity, compete with or otherwise engage in any business that directly or indirectly competes with or is similar to the Business of the Company. The parties agree that the foregoing restriction shall not limit your activities set forth in Schedule 4DE.

For the purposes of Sections 4.D. and 4.E., the “Company” includes First Horizon Corporation, First Horizon Bank, and any direct or indirect subsidiary of either. You acknowledge that you have actively managed banking and financial services relationships with Customers in many markets within many states at a senior executive level, including those in the Territory, and you agree that the Company has a legitimate business interest in protecting its relationships with all of those Customers.

To the maximum extent permitted by law, the time period set forth in this Section 4.D. will be tolled and suspended during any period in which you are in violation of this Agreement.

E.	Non-Solicitation

During your employment and for a period of two (2) years following your End Date, you agree that you will not, in the Territory as defined in Schedule 4T hereto, in any manner directly or indirectly, on behalf of yourself or for others, solicit, recruit, hire, or encourage any person who is then an employee of the Company to leave the employment of the Company.

During your employment and for a period of two (2) years following your End Date, you further agree that you will not, in the Territory as defined in Schedule 4T hereto, either on your own behalf or on behalf of any other person or entity, in any manner directly or indirectly solicit, contact, or respond to contact from any person or entity who is a Customer of the Company at the time of such solicitation or contact, with the intent or effect of (i) providing, or causing, enabling, or encouraging anyone other than Company to provide, one or more services to the Customer of a nature similar to services provided by the Company to customers generally, or (ii) encouraging the Customer to end, diminish, or move any of his, her, or its accounts or relationships away from the Company, or (iii) encouraging the Customer to refrain from establishing, maintaining, or expanding any account or relationship with the Company.

The parties agree that the foregoing restrictions shall not limit your activities set forth in Schedule 4DE.

To the maximum extent permitted by law, the time period set forth in this Section 4.E. will be tolled and suspended during any period in which you are in violation of this Agreement.

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F.	Reasonableness of Non-Compete and Non-Solicitation Restrictions

You acknowledge that as a result of your employment with Company, you have obtained extremely unique and specialized knowledge regarding the Company. Therefore, you acknowledge and agree that the Non-Compete and Non-Solicitation Restrictions set forth above are fair and reasonable and necessary to protect the Company’s legitimate business interests. You further agree that the compensation, waivers, and enhancements received pursuant to this Agreement are sufficient consideration to persuade you to agree to these Restrictions.

G.	Compliance

During the time you are employed by the Company, you agree to comply with Company policies and procedures and to abide by the Company’s Code of Business Conduct and Ethics and Matter of Principles.

H.	No Claims

You represent that neither you nor, to your knowledge, any person or entity acting on your behalf or with your authority has asserted with any federal, state, or local judicial or administrative body any claim of any kind based on or arising out of any aspect of your employment with the Company or the ending of that employment.

I.	Release and Waiver

In consideration for the payments and services described in Section 2 and elsewhere herein, and for other good and valuable consideration, the receipt of which you acknowledge by your signature in the space provided below, you do, for yourself, your heirs, personal representatives, agents and assigns, fully, absolutely, and unconditionally release, acquit and forever discharge the Company, including both First Horizon Corporation and First Horizon Bank, and any and all of their respective predecessors, successors, assigns, subsidiaries, parents, and affiliates, and the respective directors, officers, employees, agents, attorneys, and representatives of any of them, both past, present, or future (collectively referred to as the “Company”), from any and all claims, losses, demands, liabilities, causes of action, fees (including attorney’s fees), compensation, back pay and/or front pay, employment or reemployment and any other benefits, obligation or liability of any kind, known or unknown, whether heretofore asserted or unasserted, including but not limited to all causes of action arising out of or in any way related to your employment by the Company, or your separation from employment, except that you are not releasing any claim that relates to: (1) your right to enforce this Agreement; (2) any rights or claims that arise after the execution of this Agreement; (3) any rights or claims that you cannot lawfully release; (4) any rights you possess in respect to any plan, program or benefit of continuing effect, whether provided for in this Agreement or in plan documents governing the same; (5) any compensation earned on or prior to your End Date; or (6) your right as a former officer of the Company to indemnification and advancement of expenses in connection with any proceedings to which you individually become a party in connection without your activities as an officer or employee of the Company or its subsidiaries (subject, in each case, to the express conditions applicable thereto as in the case of employees and officers similarly situated).

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Subject only to the above exceptions, you hereby release Company from any and all claims, demands, actions or causes of action including, but not limited to, actions sounding in contract, tort, discrimination of any kind, harassment, retaliation, or whistleblowing, and causes of action or claims arising under federal, state, or local laws, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended (“Title VII”); the Civil Rights Act of 1991; The Americans with Disabilities Act of 1990; the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”); the Family and Medical Leave Act (“FMLA”); the Fair Labor Standards Act (“FLSA”); the Louisiana Employment Discrimination Law, La. R.S. 23:301, et seq.; the Tennessee Human Rights Act, Tennessee Code Annotated section 4-21-101 et seq., and Tennessee Code Annotated 8-50103 (Tennessee Disability Act); and any other federal or state, local, city statute, code, ordinance, rule, regulation, or common law governing, controlling or otherwise dealing with employment, employment discrimination or equal employment opportunity, unemployment compensation, employment termination, or otherwise all causes of action occurring from the beginning of time to the date of this Agreement.

If for any reason this Release is invalidated, whether in whole or in part, by reason of any action or proceeding initiated by you, then you understand and agree that the gross amount paid you under this Agreement must be repaid to the Company in full.

J.	Waiver of Right to Any Monetary Recovery.

You understand that your release of claims in this Agreement does not apply to any non-waivable charges or claims brought before a governmental agency, including but not limited to the right to file a charge with or participate in an investigation by the Equal Employment Opportunity Commission or any state or local human rights commission. With respect to any such non-waivable claims, however, you agree to waive and forego your right (if any) to any monetary or other recovery (including reinstatement), except where expressly prohibited by law.

K.	Acknowledgements

You acknowledge that you have received all of the leave from work for family and/or personal medical reasons and/or other benefits to which you believe you are entitled under the Company’s policy and the Family and Medical Leave Act of 1993 (“FMLA”), as amended, and any similar state or local law or ordinance. You acknowledge and agree that, with the payments noted above, you: (a) have received all pay to which you were entitled during your employment with Company; (b) are not owed unpaid wages or unpaid overtime compensation by the Company; and (c) do not believe that your rights under any state or federal wage and hour laws, including but not limited to the federal Fair Labor Standards Act (“FLSA”), were violated by the Company during your employment.

L.	No Admission of Liability

You understand and acknowledge that this Agreement is in no way an admission of any legal liability or wrongdoing by Company for any acts or omissions with respect to you, including but not limited to your employment with, or separation of employment from, Company.

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N.	Change in Control Matters

You agree to make the concessions provided in Sections 3.B(ii) and 3.B(iii).

5.	False Claims Representations

With this Agreement, you acknowledge that you have disclosed to the Company in writing any information you have concerning any conduct involving the Company that you have any reason to believe may be unlawful, unethical or otherwise inappropriate, including conduct in violation of the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the Foreign Corrupt Practices Act or the False Claims Act. Other than as so disclosed, you certify that to the best of your knowledge, information and belief, as of the date of execution hereof, no member of management or any other employee (including yourself) has committed or caused any violation of those statutes, including by committing any fraud or engaging in any act, practice, or course of conduct that operates or would operate as a fraud or deceit upon any person or entity. You understand and agree that these representations are a material inducement for the Company to enter into this Agreement. You further understand and agree that if the representations are misleading, fraudulent, inaccurate, or incorrect, in whole or in part, the same would be a breach by you of this Agreement.

6.	Acknowledgment of OWBPA Compliance

Because this Agreement includes a release and waiver as to claims under the AGE DISCRIMINATION IN EMPLOYMENT ACT, you acknowledge that this Agreement complies with the Older Workers Benefit Protection Act (“OWBPA”) of 1990 and further acknowledges that you confirm, understand and agree to the terms and conditions of this Agreement; that these terms are written in lay persons terms, and that by this Agreement, you are hereby fully advised of your right to seek the advice and assistance of consultants, including an attorney, as well as tax advisors to review this Agreement. You acknowledge that you have been provided with a twenty-one (21) day period to review and consider this Agreement, and that if you have executed this Agreement prior to the expiration of twenty-one days from your receipt of it, you have voluntarily waived the twenty-one day consideration period. You agree that any change, material or immaterial, to the terms of this Agreement before you sign the Agreement does not restart the running of the twenty-one (21) day period. If you have not executed this Agreement and returned it to Company within 22 days, this Agreement will be cancelled and will have no effect.

7.	Right of Revocation

You acknowledge that, in Compliance with the OWBPA mentioned above, you have been fully advised by the Company of your right to revoke and nullify this release and Agreement, which right must be exercised if at all, within seven (7) days of the date of your signature. Any revocation of this agreement must be in writing, addressed to the Company, attention Chief Human Resources Officer, and the Company must be notified within the foregoing seven (7) day period. This agreement will not become effective or enforceable until the expiration of the seven day period. In no event shall any payment be made by the Company pursuant to this Agreement on or before the effective date.

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8.	Duty to Cooperate

You agree that, as requested by the Company and as able to truthfully do, you will cooperate fully with the Company or its representatives in any investigation, proceeding, administrative review or litigation brought against the Company by any government agency or private party pertaining to matters occurring during your employment with the Company. Such cooperation includes meeting with Company representatives and counsel to disclose such facts as you may know; preparing with Company counsel for any deposition, trial, hearing, or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony; and providing other assistance to the Company and its counsel in the defense or prosecution of litigation as may, in the judgment of the Company’s counsel, be necessary and proper. The Company agrees to reimburse you for reasonable and necessary out of pocket expenses incurred by you in the course of complying with this obligation of cooperation and which are pre-authorized or requested by the Company. If you are contacted to participate in any way in any claim, investigation or litigation at any time, you agree to provide the Company with prompt notice; and in no event shall such notice be delivered to the Company later than two (2) business days after receipt by you. This section does not prohibit your participation as a witness if you are compelled to appear through an enforceable subpoena or an enforceable court order, but it does require that you provide the Company with notice and the opportunity to object and/or participate.

9.	Remedies

You and the Company acknowledge and agree that if either breaches or threatens to breach any of your or its respective obligations in this Agreement, the non-breaching party, in addition to any other remedies available under the law, may seek, without posting bond or other similar measures, specific performance and/or injunctive relief against the other to prevent such continued or threatened breach. In the event any party (or any of the persons benefitted hereby) should incur any cost or expense to enforce its rights and remedies under this Agreement, the prevailing party in such proceedings shall be entitled to recover all such costs and expenses, including reasonable attorney’s fees, in enforcing any of its rights or remedies under this Section or any other provision of this Agreement.

Moreover, you agree that if you materially breach any of your obligations set forth in Section 4.B., 4.C., 4.D, or 4.E of this Agreement, the Company, in addition to any other remedies available to it under the law, may require you to repay to the Company the value of all benefits received under this Agreement and may cause any such benefits which then are unpaid to be cancelled and forfeited.

This Section does not apply to any action brought by you to challenge the validity of this Agreement in a legal proceeding under the Older Workers Benefit Protection Act with respect to claims under the Age Discrimination in Employment Act.

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10.	Return of Property, Information, and Documents

You agree that, to the best of your knowledge and belief, on or before your End Date, you will return to the Company any and all documents belonging to the Company, as well as any other tangible or intangible property, including information, which belongs to the Company, and you will confirm to the Company at that time that no such property has knowingly been retained by you.

11.	No Re-employment

You agree that you will not seek re-employment or any contractual relationship with Company or its subsidiaries, divisions, partnerships, joint ventures, or its affiliates, if any.

12.	Binding Effect

Upon your signing this Agreement, and after the expiration of seven (7) days, it will become effective and be binding upon each party and their respective successors, assigns, heirs, personal representatives, and affiliates; and will inure to the benefit of such persons and the Company’s predecessors and each of their respective subsidiaries, directors, officers, employees and agents, attorneys and representatives, both past, present, or future. Upon its execution, this Agreement shall, except as provided herein or contemplated hereby, supersede and render null and void any and all previous agreements, arrangements, or understandings between you and the Company pertaining to the subject matter hereof.

13.	Severability/Waivers

If any provisions of this Agreement are determined to be illegal, invalid or unenforceable for any reason, such determination will not affect the validity of the remainder of the Agreement, including any other provision of the Agreement. If a court finds that any provision of this Agreement is invalid or unenforceable, but that modification of such provision will make it valid or enforceable, then such provision will be deemed to be so modified to the extent that the provision will achieve the economic, business or other purposes of the void or unenforceable provision. The parties expressly authorize a court to blue pencil, strike through, or excise any provision(s) or language such court may find void or unenforceable, and may fully enforce the remaining provisions of the Agreement. No waiver of any term or condition of this Agreement or any part thereof shall be deemed a waiver of any other terms or conditions of this Agreement or of any later breach of this Agreement.

14.	Drafting

This Agreement is a product of negotiations between the parties and in construing the provisions of this Agreement, no inference or presumption shall be drawn against either party on the basis of which party or their attorneys drafted this Agreement.

15.	Captions

The captions to the various paragraphs of this Agreement are for convenience only and are not part of this Agreement.

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16.	Governing Law

This Agreement shall be governed by and construed exclusively in accordance with the laws of the State of Louisiana. The parties agree that any conflict of law rule that might require reference to the laws of some jurisdiction other than Louisiana shall be disregarded. Each party hereby agrees for itself and its properties that the U.S. federal district court sitting in the Eastern District of Louisiana shall have sole and exclusive jurisdiction and venue over any matter arising out of or relating to this Agreement, or from the relationship of the parties, or from your employment with the Company, or from the termination of your employment with the Company, whether arising from contract, tort, statute, or otherwise, and hereby submits himself and itself, and his or its property, to the venue and jurisdiction of such court.

17.	No Precedent

The terms of this Agreement will not establish any precedent, nor will this Agreement be used as a basis to seek or justify similar terms in any subsequent situation involving persons other than you. This Agreement may not be offered, used, or admitted into evidence in any proceeding or litigation, whether civil, criminal, arbitral or otherwise for such purpose. This Agreement may be introduced, however, in any proceeding to enforce the Agreement.

18.	Miscellaneous

Any notices hereunder provided to you are effective if sent to the address of yours used by the Company, at the time the notice is sent, for purposes of post-employment benefits. Any notices hereunder provided to the Company are effective if sent to the Company’s Chief Human Resources Officer at the Company’s headquarters address publicly disclosed at that time.

You confirm that the only consideration for your signing this Agreement are the terms set forth within it, and that no other promise or agreement of any kind has been made to you by the Company or anyone acting by, for, or on its behalf.

YOU ALSO AFFIRM THAT BY THIS AGREEMENT YOU ARE HEREBY ADVISED TO DISCUSS THIS MATTER PRIVATELY AND THOROUGHLY WITH AN ATTORNEY OF YOUR CHOICE AND THAT YOU FULLY UNDERSTAND THE MEANING AND INTENT OF THIS AGREEMENT, INCLUDING, BUT NOT LIMITED TO, ITS FINAL AND BINDING EFFECT.

This Agreement covers in detail each and every element of the special package agreed upon between you and the Company. You confirm that you have had an unhurried opportunity to carefully read and review this Agreement and seek advice with respect to its content, and that you fully understand its meaning in all respects.

You are advised to seek such advice and assistance from an attorney and/or financial/tax consultant as seems appropriate to you prior to signing this Agreement.

13	SEPARATION AGREEMENT MJB – SEPTEMBER 2021

FIRST HORIZON CORPORATION

By:	/s/ D. Bryan Jordan	Date: September 30, 2021
D. Bryan Jordan, President & CEO

FIRST HORIZON BANK

By:	/s/ D. Bryan Jordan	Date: September 30, 2021
D. Bryan Jordan, President & CEO

I HAVE READ, UNDERSTOOD AND KNOWINGLY AND VOLUNTARILY SIGNED AND ACCEPTED WITH FULL KNOWLEDGE OF MY RIGHTS ON THE DATE SET FORTH BELOW.

/s/ Michael J. Brown	Date: September 30, 2021

Name: Michael J. Brown
Residence Address:
[private address redacted]

14	SEPARATION AGREEMENT MJB – SEPTEMBER 2021